                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement"), is made and entered into as of the 12th day of July, 1999 by and between FEDDERS CORPORATION (the "Company"), a Delaware corporation with principal executive offices in Liberty Corner, New Jersey and STEVEN L. SCHNEIDER, an individual residing in Sanford, North Carolina (the "Executive");

                                    RECITALS

                  The Executive has been employed by Trion, Inc. ("Trion") as its President and Chief Executive Officer since May 24, 1993, originally under an Employment Agreement dated March 31, 1993 and subsequently under an Amended and Restated Employment Agreement dated July 28, 1995 and a Second Amended and Restated Employment Agreement dated as of May 20, 1998 (collectively, the "Original Employment Agreement").

                  Pursuant to an Agreement and Plan of Merger (the "Merger Agreement") among the Company, TI Acquisition Corp. (the "Purchaser) and Trion, of even date herewith, the Company has agreed to acquire the capital stock of Trion and Trion will become a subsidiary of the Company.

                  The Company desires to continue the Executive's employment and the Executive desires to serve as an executive of the Company under the terms and conditions provided in this Agreement.

                  This Agreement replaces and supersedes the Original Employment Agreement in its entirety including the change of control provisions contained therein.

                  The execution and delivery of this Agreement have been duly authorized by the Company's Board of Directors (the "Board").

                  NOW, THEREFORE, the Company and the Executive, each intending to be legally bound, hereby mutually covenant and agree as follows:

         1.       Termination of Original Employment Agreement; Term.

                  (a) This Agreement replaces and supersedes all of the provisions of the Original Employment Agreement, including the change of control provisions contained therein. The Original Employment Agreement is hereby terminated in all respects and neither Trion nor the Company shall have any obligations to the Executive under the Original Employment Agreement.

                  (b) The term of the Executive's employment shall commence on the date hereof and continue until August 31, 2002, subject to the earlier expiration of such term as provided in Paragraph 5. The term of this Agreement will be extended automatically
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         for one (1) year as of August 31, 2002 and each annual anniversary date thereof unless, no later than one hundred and eighty (180) days prior to any such date, either the Company or the Executive gives written notice to the other, in accordance with Paragraph 11 hereof, that the terms of this Agreement shall not be so extended.

         2. Duties. During the period of employment as provided in Paragraph 1 hereof, the Executive shall serve as Senior Vice President of the Company and Chairman and Chief Executive Officer of Indoor Air Quality, the unit of the Company that includes Trion and perform all duties consistent with such positions at the direction of the Chief Executive Officer of the Company and the Board. The Executive shall devote his entire time during reasonable business hours (reasonable sick leave and vacations excepted) and best efforts to fulfill faithfully, responsibly and satisfactorily his duties hereunder. The Executive shall also be an Officer of Trion.

         3. Base Salary. For services performed by the Executive for the Company pursuant to this Agreement during the period of employment as provided in Paragraph 1 hereof, the Company shall pay the Executive a base salary of at least $214,000 per year (the "Base Salary"), subject to review and adjustment by the Board and payable in accordance with the Company's regular practices. The Board will review the Executive's performance on an annual basis and may increase his total compensation, including but not limited to, Base Salary, Incentive Compensation (as defined below) and/or other compensation and benefits, at its discretion.

         4. Other Benefits. In addition to the Base Salary to be paid to the Executive pursuant to Paragraph 3 hereof, any compensation which may be paid to the Executive under any additional compensation or incentive plan of the Company or which may be otherwise authorized from time to time by the Board shall be in addition to the Base Salary to which the Executive shall be entitled under this Agreement. In addition to any other compensation, the Executive shall be entitled to the following:

                  (a) Participation in Plans. The Executive shall be eligible for participation in all incentive compensation plans, bonuses or programs as may be in effect from time to time at the Company offered to other executives with the Company who have similar responsibilities and for which he is otherwise qualified to participate in (collectively referred to as "Incentive Compensation"). To the extent he is otherwise qualified to do so, the Executive shall also participate in the various retirement, benefit and other plans maintained in force by the Company from time to time. The Executive's Incentive Compensation shall be based, in part, upon the Trion 1999 Management Incentive Plan which provides as follows: (i) an annual Target Incentive of 50% of the Executive's Base Salary (the "Target Incentive"), (ii) 80% of the Target Incentive will be based upon the performance of Indoor Air Quality and 20% of the Target Incentive will be based upon the individual performance of the Executive measured against individual performance targets established by the Chief Executive Officer of the Company and (iii) the performance of Indoor Air Quality will be based 40% on net sales and 60% on operating income. Acquisitions made by the Indoor Air Quality Unit are not included in the


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         calculation. To the extent he is otherwise qualified to do so, the
         Executive shall, also participate in the various retirement benefit and other plans maintained in force by the Company from time to time.

                  (b) Additional Incentive Compensation. In addition to the Incentive Compensation provided for above, the Executive shall be entitled to receive additional incentive compensation payments in an amount equal to 1/4% of the total purchase price of acquisitions of businesses included in the Indoor Air Quality Unit of the Company. The "total purchase price" is defined as the purchase price for the equity or assets of such acquisition plus debt assumed in the acquisition minus the cash on hand of the business acquired on the date of closing of the acquisition. These payments will be earned by the Executive upon the successful closing of the acquisition and will be payable to the Executive in accordance with the Company's policy for paying such bonuses regardless of whether the Executive is employed by the Company at the time of such payment.

                  (c) Fringe Benefits. The Executive shall be entitled to such prerequisites of office, fringe benefits and other similar benefits as are in effect and offered by the Company to executives with similar responsibilities from time to time during the term hereof.

                  (d) Expense Reimbursement. The Company shall reimburse the Executive, upon proper accounting, for reasonable business expenses and disbursements incurred by him in the course of the performance of his duties under this Agreement and in accordance with the Company's policies, as are in effect from time to time.

                  (e) Vacation. The Executive shall be entitled to three (3) weeks of vacation during each year of this Agreement, or such greater period as the Board shall approve, without reduction in salary or other benefits.

                  (f) Automobile. The Executive shall be provided an automobile in accordance with the Company's policies.

                  (g) Stock Options. The Executive will be granted options to purchase 100,000 shares of Fedders Class A Stock at a price equal to the closing price of such stock on the New York Stock Exchange on the date of the Merger in accordance with the Stock Option Agreement, a copy of which is attached at Tab A of this Agreement. One-third of such options to vest each year on the anniversary date of this Agreement. In addition, the Executive shall also have the right to convert his options to purchase Trion's stock into options to purchase Class A Stock of the Company upon the terms provided in the Merger Agreement in accordance with the Stock Option Agreement.

                  (h) Medical Insurance. The Executive shall have the option to participate in the medial insurance plans maintained by either the Company or Trion.



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                  (i) Vesting. The Executive shall receive credit for years of service with Trion for purposes of participation and vesting in any pension, welfare or other similar benefit plans maintained by the Company.

         5. Termination. Unless earlier terminated in accordance with the following provisions of this Paragraph 5, the Company shall continue to employ the Executive and the Executive shall remain employed by the Company during the entire term of this Agreement as set forth in Paragraph 1. Certain capitalized terms used in this Paragraph 5 and Paragraph 6 hereof are defined in Paragraph 5(e) below.

                  (a) Death or Disability. Except to the extent otherwise expressly stated herein, this Agreement shall terminate immediately as of the Date of Termination in the event of the Executive's death or in the event that the Executive becomes disabled. The Executive will be deemed to be disabled upon the earlier of: (i) the end of a six (6) consecutive month period during which, by reason of physical or mental injury or disease, the Executive has been unable to perform substantially the Executive's usual and customary duties under this Agreement with or without a reasonable accommodation and (ii) the date that the Company determines, on the basis of such evidence as it may reasonably deem sufficient, that the Executive will, by reason of physical or mental injury or disease, be unable to perform substantially the Executive's usual and customary duties under this Agreement for a period of at least six (6) consecutive months with or without a reasonable accommodation. The Company shall promptly give the Executive written notice of any such determination of the Executive's disability and of its decision to terminate the Executive's employment by reason thereof. In the event of disability, until the Date of Termination the Base Salary payable to the Executive under Paragraph 3 hereof shall be reduced dollar-for-dollar by the amount of disability benefits, if any, paid to the Executive in accordance with any disability policy or program of the Company.

                  (b) Discharge for Cause. The Company may terminate the Executive from his employment hereunder for cause. Any Discharge for Cause of the Executive by the Company shall be communicated in writing to the Executive in accordance with Paragraph 11 of this Agreement and shall specify the basis for the discharge.

                  (c) Discharge Without Cause. The Company may terminate the Executive from his employment hereunder upon ninety (90) days advanced notice of Discharge Without Cause. The notice shall be communicated in writing to the Executive in accordance with Paragraph 11 of this Agreement.

                  (d) Resignation With Good Reason. The Executive may terminate his employment with the Company upon ninety (90) days advance notice of his Resignation With Good Reason. The notice shall be communicated in writing to the Company in accordance with Paragraph 11 of this Agreement.



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                  (e) Definitions. For purposes of this Paragraph 5 and
         Paragraph 6 hereof, the following capitalized terms shall have the meanings set forth below:

                           (i) "Accrued Obligations" shall mean, as of the Date
                  of Termination, the sum of: (A) the Executive's Base Salary under Paragraph 3 through the Date of Termination to the extent not theretofore paid; (B) the amount of any Incentive Compensation, bonuses, deferred compensation and other cash compensation earned by the Executive as of the Date of Termination to the extent not theretofore paid; (C) severance pay in accordance with the Company's then existing severance policy for executives with similar responsibilities; and (D) any vacation pay, expense reimbursements and other cash entitlements earned by the Executive as of the Date of Termination to the extent not theretofore paid.

                           (ii) "Discharge for Cause" shall mean any termination
                  by the Company resulting from the conviction of the Executive of (or a plea of no contest with respect to) a felony or misdemeanor involving moral turpitude or a determination by the Company that the Executive has engaged in serious misconduct (such as dishonesty, insubordination, willful failure to perform a material or significant portion of his duties or other act or omission materially detrimental to the business or reputation of the Company or materially damaging to the relationships of the Company with its customers, suppliers or employees). However, prior to a final determination by the Company that the Executive has engaged in serious misconduct, the Company will provide notice to the Executive of the basis for its belief that the Executive has engaged in serious misconduct and will allow the Executive an opportunity to rebut any and all claims of serious misconduct. The notice shall be communicated in writing to the Executive in accordance with Paragraph 11 of this Agreement.

                           (iii) "Date of Termination" shall mean: (A) in the
                  event of a Discharge for Cause or resignation (other than for good reason), the date the Executive (in the case of Discharge for Cause) or the Company (in the case of resignation other than for good reason) receives written notice of such discharge or resignation of employment or any later date specified therein or agreed to by the parties (which date shall be not more than fifteen (15) days after the giving of such notice); (B) in the event of the Executive's death, the date of the Executive's death; (C) in the event of termination of the Executive's employment by reason of Disability pursuant to Paragraph 5(a), the date the Executive receives written notice of such termination by the Company; and (D) in the event of Discharge Without Cause or Resignation With Good Reason, the ninety first (91st) day after the Executive (in the case of Discharge Without Cause) or the Company (in the case of Resignation With Good Reason) receives written notice of such discharge or resignation of employment or any later date agreed to by the parties.



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                           (iv) Resignation With Good Reason shall mean any
                  termination by the Executive of his employment with the Company within one (1) year after the occurrence of any of the following:

                                    (A) A substantial reduction in the Base
                           Salary, the benefits or perquisites provided to the Executive under this Agreement;

                                    (B) A relocation of the Executive's
                           principal place of business to a location which is more than 50 miles from its current location;

                                    (C) The assignment to the Executive of any
                           duties inconsistent in any respect with the Executive's current position and duties with the Company as modified by Paragraph 2 hereof (including status, offices, titles and reporting requirements), or any action by the Company which results in diminution in such position, or the Executive's authority, duties or responsibilities, but excluding for this purpose any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company, promptly after receipt of written notice thereof given by the Executive in accordance with this Agreement; or

                                    (D) Any material breach of this Agreement by
                           the Company.

                           (v) "Discharge Without Cause" shall mean a
                  termination by the Company of the Executive from his employment that is not a Discharge for Cause.

         6.       Obligations of the Company Upon Termination.

                  (a) Death, Disability, Resignation (Other than a Resignation With Good Reason) or Discharge For Cause. If the Executive's employment with the Company terminates because of death, disability, resignation (other than a Resignation With Good Reason) or a Discharge For Cause:

                           (i) the Company shall pay to the Executive all
                  Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination; and

                           (ii) the Executive shall be entitled to receive all
                  benefits earned by him as of the Date of Termination under the Company's retirement, incentive, or other benefit plans in which the Executive was participating as of the Date of Termination, including accrued benefits payable by reason of the Executive's death or disability, if applicable (but only to the extent not previously paid or distributed to the Executive) in such manner and at such time as are provided under the terms of such plans and arrangements; and



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                           (iii) except as otherwise provided in Paragraph 15
                  hereof, all other obligations of the Company hereunder shall cease forthwith.

                  (b) Termination Without Cause or Resignation With Good Reason. In the event of a Termination Without Cause (other than in the case of disability) or a Resignation With Good Reason:

                           (i) the Company shall pay all Accrued Obligations to
                  the Executive in a lump sum in cash within thirty (30) days after the Date of Termination; and

                           (ii) the Company shall pay to the Executive an amount
                  equal to the balance of Base Salary for the remainder of the Agreement and any Incentive Compensation then in effect for each year remaining during the term of this Agreement. Said amount shall be paid to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination; and

                           (iii) an amount equal to the sum of the maximum
                  contributions that could have been made by the Company on the Executive's behalf to all defined contribution plans of the Company on the same basis as in effect on the Date of Termination for the remainder of the Agreement shall be paid to the trustees of such plan(s) within thirty (30) days after the Date of Termination, however, in the event any such plan(s) will not allow such payment(s) the Company shall pay to the Executive in lump sum in cash within thirty (30) days after the Date of Termination the total amount not accepted by any such plan(s); and

                           (iv) the Executive shall be entitled to receive all
                  benefits accrued by him as of the Date of Termination under the Company's retirement, incentive or other benefit plans in which the Executive was participating as of the Date of Termination (but only to the extent not previously paid or distributed to the Executive) in such manner and at such time as are provided under the terms of such plans; and

                           (v) the Company agrees that in the event the
                  Executive and/or his dependents elect to continue health coverage under COBRA and remain eligible for COBRA coverage continuation, the Company will pay all premium costs for such coverage continuation for the Executive and/or his dependants to the full extent and duration allowed by COBRA.

                           (vi) the Company agrees that in the event the
                  Executive is so terminated or resigns during the initial three
                  (3) year term of this Agreement, any stock options granted to the Executive pursuant to Paragraph 4(g) hereof which at that point have not fully vested, shall vest immediately and the Executive shall have thirty (30) days from the Date of Termination (as defined above) to exercise such options.


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
                           (vii) except as otherwise provided in Paragraph 15
                  hereof, all other obligations of the Company hereunder shall cease forthwith.

                  (c) Limitation on Payments. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if tax counsel selected by the Company and acceptable to the Executive determines that any portion of any payment under this Agreement would constitute an "excess parachute payment," then the payments to be made to the Executive under this Agreement shall be reduced (but not below zero) such that the value of the aggregate payments that the Executive is entitled to receive under this Agreement and any other agreement or plan or program of the Company shall be one dollar ($1) less than the maximum amount of payments which the Executive may receive without becoming subject to the tax imposed by Section 4999 of the Internal Revenue Code; provided, however, that the foregoing limitation shall not apply in the event that such tax counsel determines that the benefits to the Executive under this Agreement on an after-tax basis (i.e., after federal, state and local income and excise taxes) if such limitation is not applied would exceed the after-tax benefits to the Executive if such limitation is applied.

         7. Indemnification. The Company shall defend and hold the Executive harmless to the fullest extent permitted by applicable law in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by the Executive of services for, or action of the Executive as an officer or employee of the Company, or of any other person or enterprise for which the Executive serves or acts in such capacity at the request of the Company. Expenses Incurred by the Executive in defending a claim, action, suit or investigation or criminal proceeding shall be paid by the Company in advance of the final disposition thereof upon the receipt by the Company of an undertaking by or on behalf of the Executive to repay said amount if it shall ultimately be determined that the Executive is not entitled to be indemnified hereunder. The foregoing shall be in addition to any indemnification rights the Executive may have by law, contract, charter, by-law or otherwise.

         8. Confidential Information. The Executive will not, during or after the term of this Agreement, disclose to any firm or person any information, except as otherwise required by law, including but not limited to information about the Company, its affiliates and its customers, that is treated as confidential by the Company or an affiliate, to which the Executive has gained or gains access by reason of his position as an employee of the Company or of an affiliate of the Company. Except as otherwise required by law, the Company will not, without the Executive's written consent, disclose to any person any personal or confidential information about the Executive.

         9. Right to Injunctive Relief. The Executive acknowledges that the Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if the Executive breaches any of his obligations under Paragraph 8 above. Accordingly, the Executive agrees that the Company will be entitled to seek injunctive relief against any breach or


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prospective breach by the Executive of the Executive's obligations under
Paragraph 8 in any Federal or State court of competent jurisdiction sitting in the State of New Jersey. The Executive hereby submits to the jurisdiction of such courts for the purposes of any actions or proceedings instituted by the Company to obtain such injunctive relief, and agrees that process may be served on the Executive by registered mail, addressed to the last address of the Executive known to the Company, or in any manner authorized by law.

         10. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                  (a) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                  (b) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         11. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

                           (a)      to the Company, to:

                                    Fedders Corporation
                                    505 Martinsville Road
                                    Liberty Corner, NJ 07938
                                    Attn.: Corporate Secretary

                           (b)      to the Executive, to:

                                    Steven L. Schneider
                                    1706 Wilkins Drive
                                    Sanford, North Carolina 27330

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.


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
         12. Execution in Counterparts. This Agreement may be executed by the parties hereto in two or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

         13.      Unconditional Obligations; Dispute Resolution.

                  (a) The Company's obligation to make the payments provided for under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

                  (b) Any controversy or claim arising out of or relating to this Agreement or the breach thereof (including the arbitrability of any controversy or claim), shall be settled by arbitration in accordance with the internal laws of the State of New Jersey by three arbitrators, one of whom shall be appointed by the Board, one by the Executive and the third of whom shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Paragraph 13. The cost of any arbitration proceeding hereunder shall be borne equally by the Company and the Executive. The award of the arbitrators shall be binding upon the parties. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

         14. Governing Law. Any disputes with regard to this Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New Jersey, without regard to conflict of law principles.

         15. Survival. The provisions of this Paragraph 15 and Paragraphs 6 through 10, 13, 14, 16, and 17 shall survive the termination of this Agreement to the extent necessary to effectuate the respective purposes of such provisions.

         16. Severability. If any provisions of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement.

         17. Miscellaneous. This Agreement, and any Stock Option Agreements between the parties hereto, embody the entire understanding of the parties hereto, and supersede all other oral or written agreements or understandings between them regarding the subject matter hereof. No change, alteration or modification hereof may be made except in a writing, signed by each of the


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parties hereto. The headings in this Agreement are for convenience of reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

         18. Condition Precedent. The execution and effectiveness of this Agreement is subject to successful completion of the tender offer described in Merger Agreement.

         19. Proration. The parties acknowledge that the Company's fiscal year ends on August 31 and that Trion's fiscal year has previously ended on December
31. The parties agree to equitably prorate the amount due under the Trion, Inc. 1999 Management Incentive Plan as of August 31, 1999 in order that a new incentive compensation plan using the criteria described in Paragraph 4(a) will be established to cover the fiscal year ending August 31, 2000.



         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.


ATTEST:                                      FEDDERS CORPORATION


                                             By: /s/ Kent E. Hansen
------------------------------------             ----------------------
                                             Title: Senior Vice President

WITNESS                                      EXECUTIVE

/s/ Calvin J. Monsma                         /s/ Steven L. Schneider
------------------------------------         ----------------------------------



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